Exhibit 8

ESCROW AGREEMENT

This Escrow Agreement (the “Agreement”) is made and entered into as of September 11, 2020 by and among Atlantic Capital Bank, National Association, a national banking association (the “Escrow Agent”), Seismic Capital Company, a Delaware corporation (the “Issuer”), and Capital2Market LLC, a Virginia limited liability company (the “Technology Platform”).

RECITALS

A.           The Issuer proposes to facilitate the subscription and sale of payment dependent notes (the “Securities”) to investors pursuant to the exemptions from registration under Regulation A+ and of the Securities Act of 1933, as amended through the Technology Platform described in the Subscription Documents.

B.            Potential investors, or subscribers, who wish to purchase the Securities (the “Subscribers”) may purchase a minimum of $1,000 of the Securities payable in cash pursuant to a Regulation A+ subscription agreement for the Offering (the “Subscription Agreement”). The purchase of the Securities is subject to acceptance by the Issuer of the Subscription Agreement (the “Acceptance”) which depends upon the satisfactory vetting of the Subscriber by the Issuer including proper completion of the Subscription Agreement, verification of “accredited investor” status, satisfactory AML and other background checks as required by the SEC or conforming to the US Patriot Act, etc.

C.            The issuer and the Technology Platform desire to establish an escrow account in which fund(s) received from subscribers (“Subscription Proceeds”) will be deposited during the Escrow Period (as hereinafter defined). Atlantic Capital Bank agrees to serve as Escrow Agent in accordance with the terms and conditions set forth herein. Receipt of the Subscription Proceeds into the Escrow Account is a prerequisite for Acceptance by the Issuer and may occur prior to the completion of vetting.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Establishment of Escrow Account.

(a)   On or prior to the date for the sale of the Securities pursuant to the Offering, the parties shall establish a non-interest-bearing escrow account with the Escrow Agent, which escrow account shall be titled “Seismic Capital Company.” (the “Escrow Account”). All parties agree to maintain the Escrow Account and escrowed funds in a manner that is compliant with SEC Rules 10b-9 and 15c2-4, promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

(b)   The Technology Platform shall cause to be deposited with the Escrow Agent Subscription Proceeds received from Subscribers to be held in escrow under the terms of this Agreement. The Technology Platform and the Issuer will instruct Subscribers to make checks or wires payable to the order of theSeismic Capital Company Any checks, ACH or wires received that are made payable to a party other than the Siesmic Capital Company shall be returned to the Subscriber who submitted the check, ACH or wire.

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(c)   On or before the execution and delivery of this Agreement, the Issuer shall provide to the Technology Platform, who will provide to the Escrow Agent a completed Form W-9 or Form W-8, whichever is appropriate. Notwithstanding anything to the contrary herein provided, the Escrow Agent shall have no duty to prepare or file any federal or state tax report or return with respect to any funds held pursuant to this Agreement or any income earned thereon.

(d)   The Issuer shall make a copy of this Agreement available to each Subscriber.

2.	Deposits in the Escrow Account.

(a)   During the Escrow Period (as hereinafter defined), the Technology Platform agrees that it shall promptly deliver all monies received from Subscribers for the payment of the Securities to the Escrow Agent for deposit in the Escrow Account following their receipt. The Technology platform will maintain an electronic account of each sale, which account shall set forth, among other things, the Subscriber’s name and address, the number of Securities subscribed for, the amount paid thereof, and whether the consideration received was in the form of cash, check, draft or money order.

(b)   The Escrow Agent shall have no responsibility for Subscription Proceeds until such proceeds are actually received, clear through normal banking channels and constitute collected funds. The Escrow Agent shall have no duty to collect or seek to compel payment of any Subscription Proceeds, except to place such proceeds or instruments representing such proceeds for deposit and payment through customary banking channels.

(c)   Any Subscription Agreement may be rejected for any reason by the Issuer in whole or in part. The Technology Platform shall promptly notify the Escrow Agent in writing in the event of any such rejection. Upon the receipt of a payment file from the Technology Platform instructing the Escrow Agent to return funds, the Escrow Agent shall promptly return funds tendered by such Subscriber, less any incoming or outgoing fees associated with a wire or check and without deduction or payment of interest.

(d)   Escrow Agent reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent the Escrow Agent deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with securities industry laws, rules, regulations or best practices. The Escrow Agent may at any time reject or return funds to any Subscriber (i) that do not clear background checks (anti-money laundering, USA PATRIOT Act, social security number issues, etc.) to the satisfaction of the Escrow Agent, in its sole and absolute discretion, or (ii) for which the Escrow Agent determines, in its sole discretion, that it would be improper or unlawful for the Escrow Agent to accept or hold the applicable Subscriber’s funds as the Escrow Agent due to, among other possible issues, issues with the Subscriber or the source of the Subscriber’s funds. The Escrow Agent shall promptly inform Issuer of any such return or rejection.

3.	Escrow Period.

The “Escrow Period” shall begin from the date set forth above to this Escrow Agreement and shall terminate upon the earlier to occur of the following dates:

(a)   The date upon which the Escrow Agent confirms that the cumulative aggregate amount of $49 million of Subscription Proceeds, including all proceeds of clients of (the "Maximum Offering Amount"), has been received in the Escrow Account in deposited funds and accepted by the Issuer; or

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(b)   The date upon which a determination is made by the Issuer to terminate the Offering prior to the sale of the Minimum Offering Amount.

Prior to Acceptance and during the Escrow Period, the Issuer is aware and understands that it is not entitled to any funds received into escrow and no amounts deposited in the Escrow Account shall become the property of the Issuer or any other entity, or be subject to the debts of the Issuer or any other entity.

4.	Disbursements from the Escrow Account.

(a)   The Issuer acknowledges that Escrow Agent shall be obligated to disburse Subscription Proceeds only in accordance with this Agreement.

(b)   Periodically during the Escrow Period, the Issuer will notify the Technology Platform that is prepared to accept the Subscription Agreements corresponding to a certain portion of the Subscription Proceeds held in the Escrow Account. Acceptance is predicated on the satisfactory completion of all necessary administrative and regulatory requirements. The Technology Platform will inform the Escrow Agent of the names and amounts of the Subscription Proceeds that correspond to the Subscription Agreements the Issuer will accept.

(c)   Upon confirmation by the Issuer of the Acceptance of certain Subscribers’ Subscription Agreements, the Escrow Agent shall disburse the corresponding Subscription Proceeds in its possession (the “Disbursement Amount”) to the account of the Issuer in accordance with the instructions and payment file the Technology Platform provides, provided that in no event will the Disbursement Amount be released to the Issuer until such Disbursement Amount is received by the Escrow Agent in collected funds.

The Disbursement Amount shall be sent via wire to:

Bank name:	Pacific Mercantile Bank
Bank address:	949 South Coast Drive

Routing no.:	122242869
Account no.:	3782328
Account name:	Seismic Capital Company

For purposes of this Agreement, the term "collected funds" shall mean all funds received by the Escrow Agent which have cleared normal banking channels and are in the form of cash. To eliminate any doubt, funds received in the Escrow Account via ACH shall have no extraordinary conditions placed upon them apart from the standard 3 to 5 business days required to clear the ACH channel and a hold on 10% of funds received via the ACH channel that are less than 60 days old. After 60 days the 10% held will be available for disbursement.

(d)   The Technology Platform shall notify the Escrow Agent (i) of the timing and how to disburse Subscription Proceeds deposited after the expiration of the Escrow Period, if applicable, and (ii) upon the final disbursement of Subscription Proceeds, after which this Agreement terminates;

(e)   If the Escrow Period expires while the Escrow Account holds Subscription Proceeds without Acceptance by the Issuer, and the Technology Platform has not notified the Escrow Agent in writing of an extension of the Offering, then upon receipt of a payment file from the Technology Platform, the Escrow Agent shall refund to each applicable Subscriber the full amount of Subscription Proceeds remaining in the Escrow Account furnished by each such Subscriber, without deduction, penalty, or expense to the Subscriber except for any transfer fees associated with a wire or check, and the Escrow Agent shall notify the Issuer and the Technology Platform of its distribution of such Subscription Proceeds. The amount of Subscription Proceeds returned to each Subscriber shall be free and clear of any and all claims of the Issuer or any of its creditors.

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5.	Investment of Subscription Proceeds; Compensation of Escrow Agent.

The Issuer, the Technology Platform and the Escrow Agent further covenant, warrant and agree that:

(a)   The Escrow Agent may invest the Subscription Proceeds only in such accounts or investments as the Issuer may specify by written notice, as permitted under SEC Rule 15c2-4. The Issuer may only specify investment in (1) bank accounts, (2) bank money-market accounts, (3) short-term certificates of deposit issued by a bank, or (4) short-term securities issued or guaranteed by the U.S. Government.

(b)   The Technology Platform shall pay the Escrow Agent a fee for its escrow services at the agreed upon fees and services delineated in that certain licensing agreement between the Technology Platform and the Issuer dated September 11, 2020 If it is necessary for the Escrow Agent to return funds to the Subscribers, the Technology Platform shall pay to the Escrow Agent additional amounts sufficient to reimburse it for its actual cost in returning such funds via ACH regardless of the manner in which they were received. Such amounts associated with transferring via wire or check shall be deducted from the amount returned if the return disbursement can not be made via ACH.

6.	Duties of Escrow Agent.

(a)   The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no additional duties or obligations shall be implied hereunder. In performing its duties under this Agreement, or upon the claimed failure to perform any of its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses or expenses which may be incurred as a result of the Escrow Agent’s so acting or failing to so act; provided, however, that the Escrow Agent shall not be relieved from liability for damages arising from the Escrow Agent’s bad faith, gross negligence or willful misconduct.

(b)   The Escrow Agent shall in no event incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of legal counsel, which may be counsel to either party hereto, given with respect to any question relating to the duties and responsibilities of the Escrow Agent hereunder, or (ii) any action taken or omitted to be taken in reliance upon any instrument delivered to the Escrow Agent and believed by it to be genuine and to have been signed or presented by the proper party or parties.

(c)   As an additional consideration for and as an inducement for the Escrow Agent to serve as escrow agent hereunder, it is understood and agreed that, in the event of any disagreement resulting in adverse claims and demands being made in connection with or for any money or other property involved in or affected by this Agreement, the Escrow Agent shall be entitled, at the option of the Escrow Agent, to refuse to comply with the demands of any parties so long as such disagreement shall continue. In such event, the Escrow Agent may elect not to make any delivery or other disposition of the Subscription Proceeds or any part of such Subscription Proceeds. Anything herein to the contrary notwithstanding, the Escrow Agent shall not be or become liable to such parties or any of them for the failure of the Escrow Agent to comply with the conflicting or adverse demands of such parties. The Escrow Agent shall be entitled to continue to refrain and refuse to deliver or otherwise dispose of the Subscription Proceed or any part thereof or to otherwise act hereunder, as stated above, unless and until:

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(i)            the rights of such parties have been finally settled or duly adjudicated in a court having jurisdiction of the parties and the Subscription Proceeds and the Escrow Agent, has received written instructions as to disbursement thereof; or

(ii)           the parties have reached an agreement resolving their differences and have notified the Escrow Agent in writing of such agreement and have provided the Escrow Agent with indemnity satisfactory to the Escrow Agent against any liability, claims or damages resulting from compliance by the Escrow Agent with such agreement.

(d)   In the event of a disagreement as described above, the Escrow Agent shall have the right, in addition to the rights described above and at the option of Escrow Agent, to tender into the registry or custody of any court having jurisdiction, all money and property comprising the Subscription Proceeds and may take such other legal action as may be appropriate or necessary, in the opinion of Escrow Agent or its legal counsel. Upon such tender, the Escrow Agent shall be discharged from all further duties under this Agreement; provided, however, that the filing of any such legal proceedings shall not deprive the Escrow Agent of its compensation hereunder earned prior to such filing and discharge of the Escrow Agent of its duties hereunder.

(e)   The Issuer agrees that in the event any controversy arises under or in connection with this Agreement or the Subscription Proceeds or the Escrow Agent is made a party to or intervenes in any litigation pertaining to this Agreement or the Subscription Proceeds, to pay to the Escrow Agent reasonable compensation for its extraordinary services and to reimburse the Escrow Agent for all costs and expenses, including legal fees and expenses, associated with such controversy or litigation; provided, however, that such compensation and legal reimbursement shall not apply if the controversy relates to the Escrow Agent’s bad faith, gross negligence or willful misconduct.

(f)   The Escrow Agent may resign at any time from its obligations under this Agreement by providing written notice to the Issuer and Technology Platform. Such resignation shall be effective on the date set forth in such written notice, which shall be no earlier than ninety (90) days after such written notice has been given. In the event no successor escrow agent has been appointed on or prior to the date such resignation is to become effective, the Escrow Agent shall be entitled to tender into the custody of any court of competent jurisdiction all assets then held by it hereunder and shall thereupon be relieved of all further duties and obligations under this Agreement; provided however, the Escrow Agent shall be entitled to its compensation earned prior thereto. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.

(g)   The Escrow Agent shall have no obligation to take any legal action in connection with this Agreement or its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve the Escrow Agent in any cost, expense, loss or liability unless security and indemnity satisfactory to the Escrow Agent, shall be furnished.

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7.	Indemnification.

(a)   The Issuer and Technology Platform jointly and severally agree to indemnify the Escrow Agent and each of its officers, directors, employees and agents and to save the Escrow Agent and each of its officers, directors, employees and agents harmless from and against any and all Claims (as hereunder defined) and Losses (as hereinafter defined) which may be incurred by the Escrow Agent or any of such officers, directors, employees or agents as a result of Claims asserted against Escrow Agent or any of such officers, directors, employees or agents directly or indirectly as a result of or in connection with Escrow Agent’s serving in the capacity of escrow agent under this Agreement, other than Claims relating to damages arising from the Escrow Agent’s bad faith, gross negligence or willful misconduct. For the purposes hereof, the term “Claims” shall mean all claims, lawsuits, causes of action or other legal actions and proceedings of whatever nature brought against (whether by way of direct action, counterclaim, cross action or interpleader) the Escrow Agent or any such officer, director, employee or agent, even if groundless, false or fraudulent, so long as the claim, lawsuit, cause of action or other legal action or proceeding is alleged or determined, directly or indirectly, to arise out of, result from, relate to or be based upon, in whole or in part:

(i)	the acts or omissions of the Issuer and Technology Platform, or

(ii)	the appointment of the Escrow Agent under this Agreement, or

(iii)	the performance by the Escrow Agent of its powers and duties under this Agreement, other than claims relating to damages arising from the Escrow Agent’s bad faith, gross negligence or willful misconduct.

(b)   The term “Losses” shall mean all losses, documented and out-of-pocket costs, damages, expenses, judgments and liabilities of whatever nature (including but not limited to outside attorneys’, accountants’ and other professionals’ fees, litigation and court costs and expenses and amounts paid in settlement), directly or indirectly resulting from, arising out of or relating to one or more Claims. Upon the written request of the Escrow Agent or any such officer, director, employee or agent (each referred to hereinafter as an “Indemnified Party”), the Issuer agrees to assume the investigation and defense of any Claim, including the employment of counsel reasonably acceptable to the applicable Indemnified Party and the payment of all documented expenses related thereto and, notwithstanding any such assumption, the Indemnified Party shall have the right, and the Issuer and Technology Platform agree to pay the documented costs and expenses thereof, to employ separate outside counsel with respect to any such Claim and to participate in the investigation and defense thereof in the event that such Indemnified Party shall have been advised by legal counsel that there may be one or more legal defenses available to such Indemnified Party which are different from or additional to those available to the Issuer or the Technology Platform. The Issuer and Technology Platform hereby agree that the indemnifications and protections afforded Escrow Agent and the other Indemnified Parties in this section shall survive the termination of this Agreement and any resignation or removal of the Escrow Agent.

8.	Representations, Warranties and Covenants.

(a)   The Issuer warrants to and agrees with the Escrow Agent that, to its knowledge but without independent investigation, there is no security interest in the Subscription Proceeds or any part of the Subscription Proceeds and that no financing statement under the Uniform Commercial Code of any jurisdiction is on file in any jurisdiction claiming a security interest in or describing, whether specifically or generally, the Subscription Proceeds or any part of the Subscription Proceeds; and the Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Subscription Proceeds or any part of the Subscription Proceeds or to file any financing statement under the Uniform Commercial Code of any jurisdiction with respect to the Subscription Proceeds or any part thereof.

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(b)   The Issuer acknowledges that the Escrow Agent is serving as escrow agent for the limited purposes set forth herein and represents, covenants and warrants to the Escrow Agent that no statement or representation, whether oral or in writing, has been or will be made to any Subscriber to the effect that the Escrow Agent has investigated the desirability or advisability of investment in the Securities or approved, endorsed or passed upon the merits of such investment or is otherwise involved in any manner with the transactions contemplated hereby, other than as Escrow Agent under this Agreement.

(c)   Neither the Issuer nor the Technology Platform shall use or permit the use of the name Atlantic Capital Bank or any variation thereof in any sales presentation, placement or offering memorandum or literature pertaining directly or indirectly to the Offering except strictly in the context of the duties of the Escrow Agent as escrow agent under this Agreement and in general references to the Technology Platform’s frequent retention of the Escrow Agent. Any breach or violation of the paragraph shall be grounds for immediate termination of this Agreement by the Escrow Agent.

(d)   The Escrow Agent shall have no duty or responsibility for determining whether the Securities or the offer and sale thereof conform to the requirements of applicable federal or state securities laws, including but not limited to the Securities Act of 1933, as amended or the Exchange Act. The Issuer and the Technology Platform represent and warrant to the Escrow Agent that the Securities and the Offering will comply in all respects with applicable federal and state securities laws and further represent and warrant that the Issuer has obtained and acted upon the advice of legal counsel with respect to such compliance with applicable federal and state securities laws. The Issuer and the Technology Platform acknowledge that the Escrow Agent has not participated in the preparation or review of any sales or offering material relating to the Offering or the Securities. In addition to any other indemnities provided for in this Agreement, the Issuer agrees to indemnify and hold harmless the Escrow Agent and each of its officers, directors, agents and employees from and against all claims, liabilities, losses and damages (including outside attorneys’ fees) incurred by the Escrow Agent or such persons and which directly or indirectly result from any violation or alleged violation of any federal or state securities laws.

9.	Notices.

Any notices, elections, demands, requests and responses thereto permitted or required to be given under this Agreement shall be in writing, signed by or on behalf of the party giving the same, and addressed to the other party at the address of such other party set forth below or at such other address as such other party may designate in writing in accordance herewith. Any such notice, election, demand, request or response shall be addressed as follows and shall be deemed to have been delivered upon receipt by the addressee thereof:

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If to Escrow Agent:

Atlantic Capital Bank, N.A.

945 East Paces Ferry Road NE, Suite 1600

Atlanta GA  30327

Attn:	John Seeds
Email:	John.Seeds@atlcapbank.com
Tel:	404-995-6092

If to Issuer:

Seismic Capital Company

11271 Ventura Blvd., #479

Studio City CA 91604

Attn:	Alice Neuhauser

Email apn@seismic.company

Tel:	310-266-6539

Tax Identification Number: 85-1703911

If to Technology Platform:

Capital2Market LLC

1200 E Byrd Street, Suite 5200

Richmond VA, 23219

Attn:	David van Blaircom
Email:	david@capital2market.com
Tel:	804-256-3563

10.	Successors and Assigns; Amendment.

The rights created by this Agreement shall inure to the benefit of and the obligations created hereby shall be binding upon the successors and assigns of the Escrow Agent and the Issuer; provided, however, that neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of the other parties hereto. This Agreement may not be amended without the written consent of all parties in writing.

11.	Governing Law

This Agreement shall be governed by and construed in accordance with the regulations of the laws of the State of Delaware. Any disputes which arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in the Commonwealth of Virginia. Each of the parties hereby consents to this method of dispute resolution, as well as jurisdiction, and waives any right it may have to object to either the method, venue or jurisdiction for such claim or dispute. Any award an arbitrator makes will be final and binding on all parties and judgment on it may be entered in any court having jurisdiction. Furthermore, the prevailing party shall be entitled to recover damages plus reasonable outside attorney’s fees. The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the Commonwealth of Virginia. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in Virginia. In the event of the bringing of any action, or suit by a party hereto against the other party hereto, arising out of or relating to this Agreement, the party in whose favor the final judgment or award shall be entered shall be entitled to have and recover from the other party the costs and expenses incurred in connection therewith, including its reasonable outside attorneys’ fees and expenses.

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EACH OF THE TECHNOLOGY PLATFORM AND THE ISSUER WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE ENGAGEMENT OF THE TECHNOLOGY PLATFORM PURSUANT TO, OR THE PERFORMANCE BY THE TECHNOLOGY PLATFORM OF THE SERVICES CONTEMPLATED BY, THIS AGREEMENT.

12.	Term.

This Agreement shall terminate and the Escrow Agent shall be discharged of all responsibilities hereunder at such time as the Escrow Agent shall have disbursed all Subscription Proceeds in accordance with the provisions of this Agreement; provided, however, that the provisions of Sections 4, 5, 6, 7 and 12 hereof shall survive any termination of this Agreement and any resignation or removal of the Escrow Agent.

13.	Entire Agreement

This Agreement, including any exhibits, schedules, or separate agreements directly referenced herein, represents the entire and final agreement between the parties, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

14.	Force Majeure.

No party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes.

15.	Waiver.

Neither the Technology Platform’s nor the Issuer’s failure to insist at any time upon strict compliance with this Agreement or any of its terms nor any continued course of such conduct on their part shall constitute or be considered a waiver by the Technology Platform or the Issuer of any of their respective rights or privileges under this Agreement.

16.	Severability.

If any provision herein is or should become inconsistent with any present or future law, rule or regulation of any sovereign government or regulatory body having jurisdiction over the subject matter hereof, such provision shall be deemed to be rescinded or modified in accordance with such law, rule or regulation. In all other respects, this Agreement shall continue to remain in full force and effect.

17.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the parties at such time as all of the signatories hereto have signed a counterpart of this Agreement. All counterparts so executed shall constitute one agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart. Each of the parties hereto shall sign a sufficient number of counterparts so that each party will receive a fully executed original of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ESCROW AGENT:

Atlantic Capital Bank, National Association

By:

Name:	John Seeds

Title:	SVP

ISSUER:

By:

Name:	Steven Weinstein

Title:	CEO

TECHNOLOGY PLATFORM:

CAPITAL2MARKET LLC

By:

Name:	Victor MacLaughlin

Title:	CEO